Exhibit 21

IDEXX LABORATORIES, INC.

SUBSIDIARIES OF THE COMPANY

(as of December 31, 2013)

Legal Entity Name	Jurisdiction of Incorporation

Beijing IDEXX-Yuanheng Laboratories Co. Ltd.	China
Genera Technologies Limited	United Kingdom
IDEXX Brasil Participações Ltda.	Brazil
IDEXX Diavet AG	Switzerland
IDEXX Distribution, Inc.	Massachusetts, U.S.
IDEXX Europe B.V.	Netherlands
IDEXX GmbH	Germany
IDEXX Holdings B.V.	Netherlands
IDEXX Holding GmbH	Germany
IDEXX Holdings, Inc.	Delaware, U.S.
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories (Proprietary) Limited	South Africa
IDEXX Laboratories (Shanghai) Company Limited	China
IDEXX Laboratories B.V.	Netherlands
IDEXX Laboratories Canada 1, ULC	Nova Scotia
IDEXX Laboratories Canada 2, ULC	Nova Scotia
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Canada LP	Ontario
IDEXX Laboratories Danmark ApS	Denmark
IDEXX Laboratories Inc.	Taiwan
IDEXX Laboratories Italia S.r.l.	Italy
IDEXX Laboratories Limited	United Kingdom
IDEXX Laboratories Ltd.	Korea
IDEXX Laboratories Norge AS	Norway
IDEXX Laboratories Oy	Finland
IDEXX Laboratories Pty Limited	Australia
IDEXX Laboratories Sp. z o.o.	Poland
IDEXX Laboratories SPRL	Belgium
IDEXX Laboratories Sverige AB	Sweden
IDEXX Laboratories, Inc.	Delaware, U.S.
IDEXX Laboratories, KK	Japan
IDEXX Laboratories, S. de R.L. de C.V.	Mexico
IDEXX Laboratorios, S.L.	Spain
IDEXX Montpellier SAS	France

IDEXX Operations, Inc.	Delaware, U.S.
IDEXX Pharmaceuticals, Inc.	Delaware, U.S.
IDEXX Real Estate Holdings, LLC	Maine, U.S.
IDEXX Reference Laboratories, Inc.	Delaware, U.S.
IDEXX Reference Laboratories Ltd.	Canada
IDEXX SARL	France
IDEXX Service, S.A. De C.V.	Mexico
IDEXX Switzerland AG	Switzerland
IDEXX UK Acquisition Limited	United Kingdom
IDEXX Vet Med Labor GmbH	Austria
Laboratoire IDEXX SARL	France
Madasa do Brasil Ltda.	Brazil
OPTI Medical Systems GmbH	Germany
OPTI Medical Systems, Inc.	Delaware, U.S.
Vet Med Lab (UK) Limited	United Kingdom
Vet Med Labor GmbH	Germany